Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements and the related financial statement schedule III of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., and the effectiveness of internal control over financial reporting of Host Hotels & Resorts, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

April 15, 2022